Exhibit 4.11

Appointment Letter

CDT Environmental Technology Investment Holdings Limited

Appointment No.: 〔2025〕042901

Dear Dr. Xiong Zuhong,

Upon approval by the management of CDT Environmental Technology Investment Holdings Limited (hereinafter referred to as “our company”), we hereby appoint you as Chief Scientist in the New Energy Field (Part-time). Combining with your research work at the Guangzhou Institute of Energy Conversion, Chinese Academy of Sciences, you will provide strategic guidance and technical support for our company. The specific terms of appointment are as follows:

I. Appointment Information

1. Position Title: Chief Scientist in the New Energy Field (Part-time)

2. Appointment Term: From May 1, 2025 to April 30, 2028, with a term of 3 years.

3. Work Format: Non-full-time (Part-time). The specific working hours shall be determined through negotiation between both parties.

4. Work Location: Mainly remote collaboration; when necessary, you are required to attend meetings and project seminars at our company’s headquarters or designated locations.

II. Responsibilities and Authorities

1. Technical Guidance: Provide strategic suggestions for our company’s technical route planning, R&D direction and industrialization in the new energy field.

2. Project Support: Lead or participate in key technology R&D, technical evaluation and transformation of innovative achievements.

3. Resource Integration: Assist in building an industry-university-research cooperation platform and promote collaborative innovation with institutions such as the Guangzhou Institute of Energy Conversion, Chinese Academy of Sciences.

4. Industry Consultation: Represent our company to attend industry summits or technical forums to enhance the brand’s technical influence.

III. Special Terms for Part-time Employment

1. Work Coordination:

- You shall ensure that there is no conflict of interest between your position at the Guangzhou Institute of Energy Conversion, Chinese Academy of Sciences and your work at our company, and commit to complying with the rules and regulations of both the Chinese Academy of Sciences and our company.

- If there is a time conflict between the work arrangement of the Chinese Academy of Sciences and your responsibilities at our company, you shall negotiate with our company in advance to make adjustments.

2. Confidentiality and Intellectual Property Clauses

Confidentiality Obligations

Party B shall strictly keep the commercial secrets and technical secrets of Party A (including but not limited to technical plans, data, customer information, strategic plans, etc.), and shall not disclose them to any third party in any form during and after the employment period.

Party B shall simultaneously comply with the confidentiality agreements of both Party A and Party B’s full-time employer (Guangzhou Institute of Energy Conversion, Chinese Academy of Sciences), and shall be prohibited from cross-disclosing confidential information of both parties (such as technical details of Party A, unpublished research results of Party B’s full-time employer, etc.).

Intellectual Property Ownership

- Independent Achievements of Party A: All intellectual property achievements independently completed by Party B during the work at Party A (including patents, papers, technical secrets, etc.) shall belong to Party A, and Party B shall enjoy the right of signature and special rewards as stipulated by Party A. The ownership of your research achievements at the Chinese Academy of Sciences shall be implemented in accordance with the provisions of the Chinese Academy of Sciences.

3. Compliance Statement:

- You shall independently ensure that your part-time employment complies with the requirements of the Guangzhou Institute of Energy Conversion, Chinese Academy of Sciences and relevant national laws and regulations. Our company shall not be liable for relevant coordination.

IV. Rights and Safeguards

1. Remuneration and Benefits: Implemented in accordance with the standards agreed in the part-time agreement, with details subject to the “Part-time Remuneration and Performance Agreement”.

2. Resource Support: You may use the company’s R&D resources (such as data, laboratories, etc.) upon prior application and approval.

V. Other Agreements

1. The validity period of this appointment letter is consistent with the appointment term. The renewal of the appointment may be negotiated 30 days before the expiration.

2. If the appointment needs to be terminated in advance due to force majeure or special circumstances, it must be confirmed in writing by both parties.

3. Matters not covered herein shall be implemented in accordance with national laws and regulations and supplementary clauses negotiated by both parties.

Signing and Effectiveness

Employer: CDT Environmental Technology Investment Holdings Limited

Authorized Representative: _______________________

Position: Chairman/Chief Executive Officer

Date of Signature: ______ Month ______ Day 2025

Appointee: _________________________

Date of Signature: ______ Month ______ Day 2025

Company Seal:

(Seal of CDT Environmental Technology Investment Holdings Limited)